May 19, 2005


Mail Stop 4561

Via U.S. Mail and Fax (941) 739-2078
Mr. Norman R. Dobiesz
Chairman and Chief Executive Officer
V-GPO, Inc.
2150 Whitfield Industrial Way
Sarasota, FL 34243

	RE:	V-GPO, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 30, 2005
		File No. 0-30101

Dear Mr. Dobiesz:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 1